Exhibit 99.1
Holly Energy Partners Declares Distribution
Increases quarterly distribution from $0.815 to $0.825 per unit
DALLAS, TX, July 23, 2010 — Holly Energy Partners, L.P. (NYSE:HEP) today announced declaration of its cash distribution, for the second quarter of 2010, of $0.825 per unit. For the prior quarter, $0.815 was distributed to unitholders. Holly Energy has increased its distribution to unitholders every quarter since becoming a public partnership in July 2004. This increase marks the twenty-third consecutive quarterly increase. The distribution will be paid August 13, 2010, to unitholders of record August 3, 2010.
Holly Energy Partners, L.P., headquartered in Dallas, Texas, provides petroleum product and crude oil transportation, tankage and terminal services to the petroleum industry, including Holly Corporation, which currently owns a 34% interest (which includes a 2% general partner interest) in the Partnership. The Partnership owns and operates petroleum product and crude pipelines, tankage, terminals and loading facilities located in Texas, New Mexico, Arizona, Oklahoma, Washington, Idaho and Utah. In addition, the Partnership owns a 25% interest in SLC Pipeline LLC, a transporter of crude oil in the Salt Lake City area.
FOR FURTHER INFORMATION, Contact:
M. Neale Hickerson, Vice President, Investor Relations
Holly Energy Partners
214/871-3555